  Exhibit 10.22

BOARD SERVICE AGREEMENT

GT Biopharma, Inc., (“GT” or the “Company”) appoints, as of November 11, 2020, Bruce Wendel (“Director”) to its board of directors for an initial term of two years, and as may be extended under the Company’s bylaws.

1. Commencement Date. November 11, 2020

2. Initial Board Position. Director shall serve as a member of the board of directors of the Company, Chair of the Nominating Committee, and member of the Audit Committee through the term of this agreement. Director will perform all activities as reasonably expected of such position throughout the term of this agreement.

3. Term. The Director’s term shall commence as of the Commencement Date and shall continue for a period of two years.

4. Compensation.

a.           Company shall pay the Director for the services of Director, an annual stipend of $20,000.00 for Director compensation, an additional $5,000.00 annually for Chairing the Nominating Committee and $5,000.00 annually as a member of the Audit Committee, due quarterly (fourth quarter payment will be pro-rata reflecting the seven weeks remaining in the quarter after the November 11th start date) and reimbursement of all reasonable expenses for service of his duties. Said fee shall cover all services including attendance at board and telephonic meetings and service as committee chair and/or member. Director shall be paid quarterly on the first day of each quarter. Upon completion of a National Listing and financing, the board will review the current compensation board packages.

b.            The Company will grant Director a stock award of shares of common stock of the Company equal to 1.00% of the number of fully diluted shares of common stock of the Company calculated on the fully diluted equity of the company upon the company’s National Exchange financing date.  Such stock award will vest in three equal tranches with the first tranche vesting on November 11, 2020 upon joining the board, the second tranche vesting on November 11, 2021 and the final tranche vesting on November 11, 2022. In the event of a change of control transaction, such stock award shall immediately accelerate and vest and the Company shall pay Director the fair value of such shares in cash in exchange therefore.

c.            A formal board compensation plan will be put into effect that will specify annual equity grants for board members going forward.

5. Indemnification. The Company agrees to defend, indemnify and hold harmless the Director with respect to any claim made, or action, suit or proceeding instituted, against the Director including the reasonable costs and expenses of defense thereof, that is based upon or arises out of any services performed by the Director under this Agreement to the full extent that Directors of the Company may be indemnified under the bylaws of the Company, except if such claim, action or proceeding arises from the gross negligence of the Director. The Director will be named as insured under Company’s director and officer’s insurance policy.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth above.

GT Biopharma, Inc.,

Signature: _________________________________

Name: Anthony Cataldo, Chairman and Chief Executive Officer

Director: Bruce Wendel

Signature: __________________________________